Exh.e.3.

KEELEY FUNDS, INC.
SECOND AMENDMENT TO THE
UNDERWRITING AGREEMENT

THIS SECOND AMENDMENT dated as of the [___] day of [___], 2007 to the Underwriting Agreement, dated as of the 7th day of April, 2005, as amended in date [______], 2006 (the “Agreement”) is made and entered into as of this [___] day of [____], 2007, by and between KEELEY FUNDS, INC., a Maryland corporation (the “Company”) and KEELEY INVESTMENT CORP., an Illinois corporation (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into an Underwriting Agreement; and

WHEREAS, the Company and the Distributor desire to amend said Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.	KEELEY INVESTMENT, CORP.

By:________________________________	By:______________________________

Name:_____________________________	Name:____________________________

Title:______________________________	Title:_____________________________

Exhibit A
to the Keeley Funds, Inc.
Underwriting Agreement

Series	Distribution Plan
Keeley Small-Mid Cap Value Fund Class A Shares	Distribution Plan (12b-1 Plan) Adopted on [____], 2007
Keeley Mid Cap Value Fund	Distribution Plan (12b-1 Plan) Adopted on April 7, 2005
Keeley All Cap Value Fund	Distribution Plan (12b-1 Plan) Adopted on February 14, 2006